Exhibit 3.2

UNIT TRANSFER POLICY
OF
U.S. PREMIUM BEEF, LLC

Article I

Definitions, Applicability, Intent of Policy

SECTION 1.1.   DEFINITIONS

Except as otherwise provided herein, the definitions of the Limited Liability Company Agreement (the “Agreement”) of U.S. Premium Beef, LLC (the “Company”) and Appendix E of the Agreement apply to this Unit Transfer Policy (the “Policy”).

SECTION 1.2.  APPLICABILITY

This Policy, the Company’s Securities Trading Policy for Associated Persons, and Section 3.8 of the Agreement and the other applicable provisions of the Agreement apply to all trading and Transfers of Units of the Company.

SECTION 1.3.  INTENT OF POLICY

It is the intent of this Policy, as it relates to any trading or Transfers of the Company’s Units, to:

(a)     in addition to private sales, allow trading of the Units through a qualified matching service;

(b)     provide for orderly trading of the Units;

(c)     prevent market manipulation of Unit trading or pricing;

(d)     preserve the tax status of the Company so the status is the same as for a partnership; and

(e)     preserve the Company’s partnership tax status by complying with Regulations, Section 1.7704-1, et seq., and any amendments.

Article II
Conditional and Non-Conditional Transfers of Units

SECTION 2.1.  DEFINITIONS OF CONDITIONAL AND NON-CONDITIONAL SALES

            For purposes of the Policy, the definitions in this Section 2.1 apply:

            “Class B Participant” means a party that is not a member or an Associate of the Company but has received approval from the Company, subject to the Company’s right to withdraw its approval at any time, to use the qualified matching service to buy or sell Class B Units, subject to the terms of this Policy and the Trading Service Operations Manual of the QMS, as defined below, used by the Company.

             “Conditional Sales” are sales that are not made on an arm’s length basis between a willing buyer and a willing seller.  Historically, conditional sales have been sales substantially below general trading prices between family members, among business associates, to settle estates, and similar transactions.

             “Non-Conditional Sales” are sales agreed to through the QMS or privately where the buyer and seller have negotiated or determined a fair market price for the Units to be transferred.

The Company will, in its sole discretion, determine whether a sale is Conditional or Non-Conditional.

SECTION 2.2.   ENGAGEMENT OF QUALIFIED MATCHING SERVICE

The Company will engage a qualified matching service (“QMS”) to facilitate buyers and sellers reaching agreement in the sales of the Units.  All parties wishing to use the QMS to buy or sell Units must first receive logon information from the Company.  All parties to Non-Conditional Sales will be required to use the QMS for escrow and closing services, including private Non-Conditional Sales.  All sellers in Non-Conditional Sales will be required to pay the transaction fees designated by the QMS.

SECTION 2.3.   BOARD OF DIRECTORS AUTHORITY TO DETERMINE STATUS OF SALE

If there is a question as to whether a sale is a Conditional Sale or a Non-Conditional Sale, the Board of Directors or its designee will make the determination based on the circumstances of the transaction, which will be final and conclusive as to whether the sale is a Conditional Sale or a Non-Conditional Sale.

SECTION 2.4.   REGISTRATION WITH THE QMS

In order to access the QMS website to participate in the matching process facilitated by the QMS to buy or sell Units, subject to the provisions of this Policy, Unitholders, Associates, and Class B Participants must request and receive non-transferable logon information from the Company and comply with the rules and procedures established by the QMS.  The Company may deny a request for logon information for any reason.  The receipt of logon information from the Company does not provide any benefits other than the right to use the QMS website.  The transfer of Units through any matching (buy or sell) transactions facilitated by the QMS are subject to this Policy and will not be finalized without approval of the Company’s Board of Directors as set forth in Section 2.5 of this Policy.  All participation in and use of the QMS is subject to the policies of the QMS.  Access to the QMS website or services may be terminated by USPB at any time without notice.  The intent of the QMS is for buyers and sellers to be matched on a price for the Units to be sold.  The QMS and the Company may conduct preliminary screening of eligible buyers but a conclusive test of eligible buyers will not be completed until the transfer of Units is evaluated.  To be eligible to receive logon information to access the QMS to submit offers to purchase Class A Units, an applicant must be a Unitholder or an Associate of the Company.  To be eligible to receive logon information to access the QMS to submit offers to purchase Class B Units, an applicant must be a Unitholder, Associate, or Class B Participant of the Company.  An application to become an Associate or a Class B Participant can be obtained from the Company.  Purchasers of Class A Units must meet the requirements of the Company’s Agreement and execute a Cattle Delivery Agreement with the Company as provided in Section 4.4 of the Agreement.

SECTION 2.5.   FINALIZATION OF TRANSFER

The transfer of Units under Conditional Sales and Non-Conditional Sales will not be complete until:

(a)     the transfer rules set forth in Article III of this Policy are met and the Company’s Board of Directors approves the transfer of the Units to an eligible Unitholder, Associate or Class B Participant;

(b)    the buyer and seller have completed the Conveyance Documents described in Section 3.3(b) of this Policy as evidenced by copies provided to USPB and, for an Associate purchasing Class A Units, an executed Cattle Delivery Agreement has been delivered by the Associate to the Company; and

(c)    for all (1) Non-Conditional Sales that use the QMS to facilitate the sale process and (2) all Non-Conditional Sales that were privately negotiated, the seller and buyer have met the applicable conditions of the QMS, including those provided in any operations manual provided by the QMS.

SECTION 2.6.   SUSPENSION OF UNIT TRADING

The Board of Directors reserves the right to suspend at any time without notice:  (1) the QMS; (2) access to the QMS website or services; and (3) the trading and transfer of Units.  Sales for which the transactions have started, but have not been approved by the Board of Directors, will be terminated as of the date of any applicable suspension described above, unless otherwise determined by the Board of Directors.

Article III

General Transfer Rules

Section 3.1   Complete Prohibition On Certain Transfers Of Units

Notwithstanding any other provisions of this Policy, the following Transfers will be prohibited and the Board of Directors will have no authority to approve any of the following Transfers:

(a)   a Transfer in violation of the Securities Act or any state securities or blue sky laws applicable to the Company or the Interest to be transferred including any waiting periods or restrictions applicable to Units issued in a private placement;

(b)   a Transfer that would cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code;

(c)   a Transfer that would cause the Company to lose its status as a partnership for federal income tax purposes; or

(d)   a Transfer that would cause a termination of the Company for federal income tax purposes.

Section 3.2.  Class A And Class B Units May Be Transferred Separately

Subject to the terms of the Policy and Section 3.2(b) of the Agreement, a Class A Unit may be Transferred separately from a Class B Unit and a Class B Unit may be transferred separately from a Class A Unit.

Section 3.3.  Conditions To Permitted Transfers

(a)   Requirement.  A Transfer shall not be treated as a Permitted Transfer unless and until the conditions in this Policy are satisfied.

(b)  Conveyance Documents.  Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company documents and instruments of conveyance as may be necessary or appropriate in the opinion of legal counsel to the Company to effect the Transfer and execute and deliver to the QMS any documents and instruments of conveyance as may be required by the QMS. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of the Transfer, in form and substance satisfactory to legal counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with the Transfer.

(c)  Tax Information.  The transferor and transferee shall furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. In addition, the transferee must consent to the use of the method and convention of allocating Profits and Losses for the year of the transfer that is specified in this Policy.  Without limiting the generality of the foregoing, the Company shall not be required to make any Distribution otherwise provided for in the Agreement with respect to any Transferred Units until it has received this information.

(d)  Securities Compliance  Except in the case of a Transfer of Units involuntarily by operation of law, either (1) the Units are registered under the Securities Act, and any applicable state securities laws, or (2) if requested by the Board of Directors in its discretion, the transferor provides an opinion of legal counsel, which opinion and legal counsel shall be reasonably satisfactory to the Board of Directors, to the effect that the Transfer is exempt from all applicable registration requirements and that the Transfer will not violate any applicable laws regulating the Transfer of securities.

(e)  Does Not Cause Company To Be Investment Company.  Except in the case of a Transfer of Units involuntarily by operation of law, if requested by the Board of Directors in its sole discretion, the transferor shall provide an opinion of legal counsel, which opinion and legal counsel shall be reasonably satisfactory to the Board of Directors, to the effect that the Transfer will not cause the Company to be deemed to be an “investment company” under the Investment Company Act of 1940.

(f)   Does Not Cause Company To Be Publicly Traded Partnership.  Except in the case of a Transfer of Units involuntarily by operation of law, if requested by the Board of Directors in its discretion, the transferor shall provide an opinion of legal counsel, which opinion and legal counsel shall be reasonably satisfactory to the Board of Directors, to the effect that such Transfer will not cause the Company to be deemed to be a “publicly-traded limited partnership” under applicable provisions of the Code.

(g)  Transferee Is Not A Competitor Of The Company.  Except in the case of a Transfer of Units involuntarily by operation of law, the Board of Directors must determine (in its sole discretion) that the transferee is not a competitor of the Company or the Company’s Affiliates, or an Affiliate of a competitor of the Company or a Person who as a Unitholder or Member would or may be detrimental to the interests of the Company.  The Unitholder and proposed transferee shall submit information requested by the Board of Directors to make the determination.

(h)  Tax Status Compliance.  Unless otherwise approved by the Board of Directors, a Transfer of Units shall not be made except upon terms which would not, in the opinion of legal counsel chosen by and mutually acceptable to the Board of Directors and the transferor, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company.  In determining whether a particular proposed Transfer will result in a termination of the Company, legal counsel to the Company shall take into account the existence of prior written commitments to Transfer and the commitments shall always be given precedence over subsequent proposed Transfers.

(i)    Suspension Of Transfers After Dissolution Event.  No notice or request initiating the procedures contemplated by this Section may be given by Unitholder after a Dissolution Event has occurred.

(j)    Board of Directors May Waive Conditions.  Subject to Section 2.1 of this Policy, the Board of Directors shall have the authority to waive any legal opinion or other condition required in this Section.

SECTION 3.4.  DISTRIBUTIONS AND ALLOCATIONS IN RESPECT TO TRANSFERRED UNITS

If any Units are Transferred in compliance with the Transfer Restrictions, then Profits, Losses, each item thereof, and all other items attributable to the Transferred Units shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests in accordance with Code Section 706(d), by allocating to the transferor all such items attributable to any preceding quarter of the Company’s tax year, and by allocating such items attributable to the quarter in which such Transfer occurs between the transferor and transferee by dividing: (1) the number of days in the quarter during which the Transferred Units were held by the person (treating the date of transfer as a day held by the transferee); (2) by the total number of days in such quarter. For purposes of this Section 3.4, a Transfer shall be deemed to have occurred on the date such Transfer is approved by the Board.  Except as otherwise provided in the following sentence, all distributions occurring (or deemed to occur) before the date of such Transfer shall be made to the transferor, and all distributions occurring (or deemed to occur) on the date of such Transfer or thereafter shall be made to the transferee. Notwithstanding the preceding sentence, distributions denominated by the Board as “tax distributions” shall be divided and distributed between the transferor and transferee by dividing: (1) the number of days in the period to which the tax distribution relates during which the Transferred Units were held by that person (treating the date of transfer as a day held by the transferee); (2) by the total number of days in such period.  No liability shall be imposed on the Company or any other person for making allocations and distributions in accordance with the provisions of this Section 3.4, whether or not the Company or any Member, Director or employee has knowledge of any Transfer of ownership of any Units.  The Unitholders acknowledge that the method and convention designated herein constitutes an “agreement among the partners” within the meaning of Regulations, Section 1.706-1.

Section 3.5.  Other Rules Regarding Transfers

(a)   Market Of Units Not Made.  Other than utilization of the QMS, a Unitholder may not: (1) make a market in Units; (2) Transfer its Units on an established securities market, a secondary market (or the substantial equivalent of those markets) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published); and (3) in the event the Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent of a secondary market, Transfer any Units through a matching service that is not approved in advance by the Company.  A Unitholder may not Transfer any Units to any Person unless the Person agrees to be bound by the Transfer Restrictions and to Transfer the Units only to Persons who agree to be similarly bound.

(b)  Units Acquired For Unitholder’s Account.  The acquisition of Units by a Unitholder shall be deemed to be a representation and warranty to the Company and the other Unitholders, that the Unitholder’s acquisition of Units is made as principal for the Unitholder’s own account and not for resale or distribution of the Units to others in violation of securities laws as determined by the Company and its legal counsel.